N E W S B U L L E T I N
FROM:

FOR IMMEDIATE RELEASE

CalAmp Announces Definitive Agreement to
Acquire Operations of Wireless Matrix Corporation

Acquisition will bring mobile workforce management applications to CalAmp’s core verticals and is expected to increase subscription and SaaS-based revenues to approximately 20% of sales

OXNARD, CA, December 20, 2012 -- CalAmp Corp. (NASDAQ: CAMP), a leading provider of wireless products, services and solutions, announced today that it has signed a definitive agreement to acquire the operations of Wireless Matrix Corporation (TSX:WRX), a Herndon-Virginia-based wireless data communications solutions company. CalAmp expects to leverage Wireless Matrix’s mobile workforce management and asset tracking applications for customers in its core verticals, while also expanding its turnkey offerings to address new markets. The transaction is expected to be accretive to CalAmp's non-GAAP earnings per share in fiscal 2014 and beyond, and to significantly improve CalAmp’s competitive positioning and growth prospects.

Wireless Matrix was founded in 1991 and is a leading provider of fleet tracking applications and satellite communications services to the utility, oil and gas, rail and municipal verticals as well as to service fleets of large enterprise customers in North America. Its SaaS-based high margin recurring revenues account for approximately 85% of their total sales, with total revenues of approximately $30 million a year based on their just announced second quarter results.

The definitive agreement provides that CalAmp will acquire the U.S subsidiary of Wireless Matrix, which conducts all of their operations, for a cash payment of $53 million. As part of the assets to be acquired, CalAmp expects to receive cash in the estimated amount of $5 million. CalAmp plans to fund the purchase from the proceeds of an equity offering of approximately $35 million, bank debt and on-hand cash. The transaction is subject to customary closing conditions and is expected to be completed in March 2013.

Commenting on the pending acquisition of Wireless Matrix, Michael Burdiek, President and Chief Executive Officer of CalAmp, said, “The acquisition of Wireless Matrix will position CalAmp as a leading provider of higher margin integrated hardware and software solutions. We are excited by the prospects of leveraging Wireless Matrix’s robust mobile workforce management and asset tracking applications for customers in our energy, rail transportation and public safety verticals. We also see the opportunity to expand our turnkey offerings to global enterprise customers in new verticals such as construction, agriculture, and mining equipment. Importantly, we expect this transaction will accelerate our development roadmap and be a foundational step in our long term growth strategy, enabling CalAmp to offer higher margin turnkey solutions for new and existing customers. Overall, we expect this acquisition will accelerate our growth prospects within target markets and significantly enhance our competitive position.”

Commenting on the acquisition, Rick Myers, Executive Chairman of Wireless Matrix, said, “We are very pleased to be joining forces with CalAmp, a company with a long, successful history of delivering cost-effective high quality wireless solutions. I am excited about the opportunity to combine the strengths of our two companies in addressing the needs of the growing MRM marketplace. We look forward to delivering even greater value to our customers in the future as we create a new standard for integrated hardware and software solutions for fleet management and asset tracking applications.”

CalAmp Announces Definitive Agreement to Acquire Wireless Matrix
December 20, 2012

About Wireless Matrix
Wireless Matrix Corporation (TSX: WRX) provides fleet solutions to improve delivery metrics. The company’s software and wireless data solutions provide intelligence for managing, measuring and monitoring service execution. Users consistently report greater on-time arrivals, increased productivity and lower total operating expenses. The Wireless Matrix solution suite includes FleetOutlook®, a web-based platform providing fleet operators complete visibility of their operations and vehicle mounted cellular and satellite wireless data communication services. Wireless Matrix is headquartered in Herndon, Virginia. For more information visit www.wirelessmatrix.com.

About CalAmp
CalAmp develops and markets wireless communications solutions that deliver data, voice and video for critical networked communications and other applications. The Company's two business segments are Wireless DataCom, which serves enterprise, utility and government customers, and Satellite, which focuses on the North American Direct Broadcast Satellite market. For more information, please visit www.calamp.com.

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including product demand, competitive pressures and pricing declines in the Company’s wireless and satellite markets, the timing of customer approvals of new product designs, intellectual property infringement claims, the effects of the proposed automatic federal budget cuts if the scheduled sequester were to take effect in early 2013, interruption or failure of our Internet-based systems used to wirelessly configure and communicate with the tracking and monitoring devices that we sell, the ability to finance and consummate the Wireless Matrix acquisition, integration issues that may arise in connection with that acquisition, and other risks or uncertainties that are described in the Company's Report on Form 10-K for fiscal 2012 as filed on April 26, 2012 with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT CALAMP:	AT ADDO COMMUNICATIONS:
Garo Sarkissian	Lasse Glassen
VP, Corporate Development	(424) 238-6249
(805) 987-9000	lasseg@addocommunications.com